As filed with the Securities and Exchange Commission on July 30, 2009

Registration No. 333-            .

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIROPHARMA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	23-2789550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

730 Stockton Drive, Exton, PA 19341

(Address of Principal Executive Offices)

ViroPharma Incorporated 2000 Employee Stock Purchase Plan

(Full title of the plan)

J. Peter Wolf, Esq.

Vice President and General Counsel

ViroPharma Incorporated

730 Stockton Drive, Exton, PA 19341

(610) 458-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Andrew P. Gilbert, Esq.

Morgan Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.002 per share	300,000	$6.81	$2,043,000	$114

(1)	On May 22, 2009, an additional 300,000 shares of common stock were authorized for issuance under the ViroPharma Incorporated 2000 Employee Stock Purchase Plan, as amended and restated, in accordance with the provisions of the plan. This registration statement covers such additional 300,000 shares of common stock.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the ViroPharma Incorporated 2000 Employee Stock Purchase Plan, as amended and restated, by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the common stock of ViroPharma Incorporated, on July 28, 2009, as reported by the NASDAQ Stock Market.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

ViroPharma Incorporated (the “Registrant” or “ViroPharma”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Commission File No. 000-21699), filed on March 2, 2009, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2008;

(b)	The Registrant’s Quarterly reports on Form 10-Q for the three months ended March 31, 2009 filed on May 4, 2009 and for the six months ended June 30, 2009 filed on July 29, 2009;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2009.

(d)	The Registrant’s Current Report on Form 8-K, filed on January 14, 2009, February 3, 2009, February 9, 2009, February 13, 2009, February 27, 2009, March 18, 2009, March 24, 2009, May 26, 2009, May 29, 2009, June 4, 2009, June 8, 2009, June 17, 2009, June 23, 2009 and July 15, 2009;

(e)	The description of our common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 8, 1996.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The Registrant’s certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by Section 145.

The Certificate of Incorporation of ViroPharma limits the personal liability of directors to ViroPharma or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to ViroPharma or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. In addition, section 6.4 of ViroPharma’s By-laws provides for the indemnification, to the full extent authorized by law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his testator or intestate, is or was a director, officer or employee of ViroPharma or any predecessor of ViroPharma, or serves or served any other enterprise as a director, officer or employee at the request of ViroPharma or any predecessor of ViroPharma.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Item
Exhibit 4.1	ViroPharma 2000 Employee Stock Purchase Plan, as amended and restated (1)

Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)

Exhibit 23.1	Consent of KPMG LLP (filed herewith)

Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(2) (filed herewith)

Exhibit 24.1	Power of Attorney (included on signature page)

(1)	Filed as Annex A to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2009 and incorporated by reference hereto.
(2)	Contained in the legal opinion.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) and (b) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on July 30, 2009.

VIROPHARMA INCORPORATED

By:	/s/ Vincent J. Milano
Vincent J. Milano
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Vincent J. Milano and Charles A. Rowland, Jr, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, and any registration statement relating hereto or thereto that is filed pursuant to Rule 462(b) under the Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Name	Capacity	Date

/S/ VINCENT J. MILANO	Chairman of the Board, President and	July 30, 2009
Vincent J. Milano	Chief Executive Officer
(Principal Executive Officer)

/S/ CHARLES A. ROWLAND, JR.	Vice President, Chief Financial Officer	July 30, 2009
Charles A. Rowland, Jr.	(Principal Financial Officer)

/S/ RICHARD S. MORRIS	Chief Accounting Officer and Controller	July 30, 2009
Richard S. Morris	(Principal Accounting Officer)

/S/ FRANK BALDINO, JR., PH.D.	Director	July 30, 2009
Frank Baldino, Jr., Ph.D.

/s/ PAUL A. BROOKE	Director	July 30, 2009
Paul A. Brooke

/S/ WILLIAM CLAYPOOL, M.D.	Director	July 30, 2009
William Claypool, M.D.

/S/ MICHAEL R. DOUGHERTY	Director	July 30, 2009
Michael R. Dougherty

/S/ ROBERT J. GLASER	Director	July 30, 2009
Robert J. Glaser

/S/ JOHN R. LEONE	Director	July 30, 2009
John R. Leone

/S/ HOWARD H. PIEN	Director	July 30, 2009
Howard H. Pien

EXHIBIT INDEX

Exhibit Number	Item
Exhibit 4.1	ViroPharma 2000 Employee Stock Purchase Plan, as amended and restated (1)

Exhibit 5.1	Legal Opinion of Morgan, Lewis & Bockius LLP (filed herewith)

Exhibit 23.1	Consent of KPMG LLP (filed herewith)

Exhibit 23.2	Consent of Morgan, Lewis & Bockius LLP(2) (filed herewith)

Exhibit 24.1	Power of Attorney (included on signature page)

(1)	Filed as Annex A to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2009 and incorporated by reference hereto.
(2)	Contained in the legal opinion.